EXHIBIT 10.3

FORM OF DIRECTOR SUPPORT AGREEMENT
This DIRECTOR SUPPORT AGREEMENT (this “Support Agreement”), dated as of October 10, 2018 (the “Execution Date”), is made and entered into by and among, Investar Holding Corporation, a Louisiana corporation (“Investar”), Mainland Bank, a Texas state bank (“Mainland Bank”), and _________, an individual residing in the State of _________ (the “Director”).
RECITALS
WHEREAS, contemporaneously with the execution of this Support Agreement, Investar, Investar Bank, a Louisiana state bank and wholly-owned subsidiary of Investar (“Investar Bank”), and Mainland Bank, are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Mainland Bank will merge with and into Investar Bank, with Investar Bank as the surviving entity (the “Merger”).
WHEREAS, the Director is a director and shareholder of Mainland Bank, and will, as a result of his or her equity ownership in Mainland Bank, receive pecuniary and other benefits as a result of the Merger;
WHEREAS, the Director, as a director and shareholder of Mainland Bank, has had access to certain confidential information, including, without limitation, information concerning Mainland Bank’s business and the relationships between Mainland Bank, its subsidiaries, vendors, and customers, and Mainland Bank’s status and relationship with peer institutions that compete with Mainland Bank;
WHEREAS, the Director, through his or her association with Mainland Bank, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of Mainland Bank and its businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Investar;
WHEREAS, the Director recognizes that Investar’s entry into the Reorganization Agreement is dependent on the Director entering into this Support Agreement and, therefore, this Support Agreement is incident thereto; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, based upon the valuable consideration that the Director will receive as a shareholder and director of Mainland Bank as a result of the Merger, for the new confidential information the Director will be provided after the Execution Date and for other good and valuable consideration contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Director Support. The Director agrees to use his or her best efforts to refrain from harming the goodwill of Investar and Mainland Bank and their respective affiliates or successors, and their respective customer and client relationships.
2.    Director Covenants.
(a)    Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of Mainland Bank’s current and prospective customers Mainland Bank’s current and prospective services, Mainland Bank’s business projections and market studies, Mainland Bank’s business plans and strategies, and Mainland Bank’s studies and information concerning special services unique to Mainland Bank. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth below. Accordingly, other than in any capacity for or on behalf of Investar or any subsidiary of Investar, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

(i)    solicit the business of any person or entity who is a customer of Mainland Bank as of the date of this Support Agreement or as of the Closing Date on behalf of any other insured depository institution;
(ii)    (%3)    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a fifty (50) mile radius of any location of Mainland Bank (the “Noncompete Area”), provided, however, that Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions;
(A)    serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area; or
(B)    establish or operate a branch or other office of an insured depository institution within the Noncompete Area; provided, however, that nothing in this Section 2(a)(ii) shall prevent Director from continuing to serve in his or her existing capacity with the insured depository institution(s) as listed on Schedule 1, attached hereto (Schedule 1 to list institution(s), position(s) currently held and dates of service in such position(s)); or
(iv)    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the twelve (12) months preceding the Closing Date was, an employee of Mainland Bank unless such person’s employment has been terminated by Investar prior to the time of such solicitation; but nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.
Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
(b)    If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.
(c)    Director agrees that (i) this Support Agreement is entered into in connection with the sale to Investar of the goodwill of the business of Mainland Bank, (ii) Director is receiving valuable consideration for this Support Agreement, (iii) the restrictions imposed upon Director by this Support Agreement are essential and necessary to ensure Investar acquires the goodwill of Mainland Bank and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Support Agreement are fair and reasonable.
3.    Early Resolution Conference. This Support Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Investar in writing and meet with an Investar representative and a neutral mediator (if Investar elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notification at least fourteen (14) days before Director engages in any activity on behalf of a competing business or engages in other activity that could forseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Support Agreement and its restrictions at a later time.
4.    Termination. This Support Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 11.1 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.
5.    Injunctive Relief. Investar and Director hereby acknowledge and agree that Investar and Mainland Bank will be irreparably damaged if this Support Agreement is not specifically enforced. Accordingly, Investar and Mainland Bank are entitled to injunctive relief restraining any violation of this Support Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Investar or Mainland Bank may have at law or in equity.
6.    Assignability. Director may not assign its obligations under this Support Agreement without the prior written consent of Investar.
7.    Parties Bound. This Support Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.
8.    Applicable Law. This Support Agreement is to be construed under and according to the laws of the State of Texas. Venue for any cause of action arising from this Support Agreement will lie in Harris County, Texas.
9.    Legal Construction. If any of the provisions contained in this Support Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Support Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Support Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Support Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.
10.    Notice. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Support Agreement after the date of this Support Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:
If to Investar:
Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816
Attn: Mr. John D’Angelo
Fax: (225) 300-8617
Electronic mail: john.dangelo@investarbank.com
If to Mainland Bank (prior to the Closing Date):
Mainland Bank
2501 Palmer Highway, Suite 100
Texas City, Texas 77590
Attention: Mr. Robert L. Harris
Fax: (409) 948-3034
Electronic mail: rharris@mainlandbank.com

If to the Director, at the address set forth under the Director’s signature page hereto; or to such other address or to such other Person as any party hereto has last designated by notice to the other parties in accordance herewith. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.
11.    No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.
12.    Modification. No amendment of this Support Agreement is effective unless contained in a written instrument signed by the parties hereto.
13.    Headings. The descriptive headings of the sections of this Support Agreement are inserted for convenience only and do not constitute a part of this Support Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the date first written above.

INVESTAR HOLDING CORPORATION

By:
John J. D’Angelo
President and Chief Executive Officer

MAINLAND BANK

By:
Robert L. Harris
President and Chief Executive Officer

DIRECTOR

[Name]:
Notice address:

Electronic mail:

SCHEDULE 1